Exhibit 10.2

October 27, 2011

Dr. Allen Kahn

Apt 7808

175 East Delaware Place

Chicago, IL 60611

Dear Dr. Kahn:

Pursuant to our discussion today, you have agreed to extend the maturity date of your September 17, 2010 Unsecured Promissory Note from its original maturity of March 17, 2011 to March 31, 2012. All other terms and conditions of the September 17, 2010 note shall remain in force. In consideration for this extension, GreenMan will issue you 136,750 additional shares of its common stock. The additional shares of common stock will not be registered under the Securities Act of 1933 and will be subject to each of the restrictions applicable to the shares issued to you in connection with your note, including the restrictions on sale and transfer until April 25, 2012 (six months after the date of this letter).

If you are in agreement, please sign below and return this letter along with your original September 17, 2010 Unsecured Promissory Note to me. Upon receipt, we will issue you a new Unsecured Promissory Note reflecting the new maturity date and the additional shares of common stock.

By signing this letter, you are reaffirming each of your representations, warranties and agreements set forth in your subscription agreement for the original Unsecured Promissory Note.

Please let me know of any questions and once again, thank you for your continued support of GreenMan.

Sincerely,

/s/ Charles E. Coppa	/s/ Dr. Allen Kahn
Charles E. Coppa	Agreed, Dr. Allen Kahn
Chief Financial Officer